Exhibit (a)(1)(H)

Amended and Restated Offer to Purchase for Cash
by
NAUTILUS MARINE ACQUISITION CORP.
of
Up to 4,137,300 of its Common Stock
at a Purchase Price of $10.10 Per Share
In Connection with its Consummation of a Proposed Business Transaction

THE OFFER HAS BEEN AMENDED AS DESCRIBED IN THE AMENDED AND RESTATED OFFER TO PURCHASE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON FEBRUARY 13, 2013,
UNLESS THE OFFER IS EXTENDED.

Your clients, for whom you hold Common Stock registered in your name or in the name of your nominee, are urged to review carefully the Amended and Restated Offer to Purchase.
Holders who support Nautilus Marine Acquisition Corp.’s proposed acquisition of Assetplus Limited should not tender their Common Stock in this Offer.

February 4, 2013

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Nautilus Marine Acquisition Corp., a Marshall Islands corporation (the “Company”), has commenced a tender offer to purchase up to 4,137,300 of its common stock, par value $0.0001 per share (the “Common Shares”), at a purchase price of $10.10 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $41,786,730, upon the terms and subject to the conditions set forth in its Amended and Restated Offer to Purchase dated February 4, 2012 (the “Offer to Purchase”) and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal,” which, together with any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee.

The Offer is not conditioned on any minimum or maximum number of Common Shares being tendered by shareholders. All Common Shares validly tendered and not properly withdrawn will be purchased at the Purchase Price, without interest and less any applicable withholding or other tax, upon the terms and subject to the satisfaction of the conditions of the Offer, provided, however, in the event Company management is not reasonably certain on the Expiration Date (as defined in the offer to Purchase) that the Acquisition is capable of being consummated, then the Company may amend, terminate or extend the Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Common Shares pursuant to the Offer or (ii) consummate the Acquisition (as defined in the Offer to Purchase) in accordance with the terms of the Share Purchase Agreement (as defined in the Offer to Purchase), and it will promptly return all Common Shares delivered pursuant to the Offer upon expiration or termination of the Offer.

Enclosed with this letter are copies of the following documents:

1.        Offer to Purchase dated February 4, 2013, as amended;

2.        Letter of Transmittal, for your use in accepting the Offer and tendering Common Shares of, and for the information of, your clients;

3.        A form of letter that may be sent to your clients for whose account you hold Common Shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer; and

4.        Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Certain conditions to the Offer are described in “The Offer — Conditions of the Offer” in the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on February 13, 2013 unless the Offer is extended.

Under no circumstances will interest be paid on the Purchase Price of the Common Shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such Common Shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will not pay or cause to be paid any transfer taxes applicable to its purchase of Common Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

Questions and requests for additional copies of the enclosed materials may be directed to our Information Agent, Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902; telephone: (800) 662-5200 or, for banks and brokerage firms: (203) 658-9400.

Very truly yours,

NAUTILUS MARINE ACQUISITION CORP.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.